UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 26, 2010 (February 24, 2010)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 810-3333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 24, 2010, (i) in connection with the continuing events of default under that certain Master Repurchase Agreement and Annex I thereto, dated as of July 20, 2007 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "Repurchase Agreement"), by and among Anthracite Capital BOFA Funding LLC, as seller (the "Seller"), Bank of America, N.A. ("BANA") as a buyer, Banc of America Mortgage Capital Corporation as a buyer (together with BANA, the "Buyers") and BANA as agent for the Buyers (in such capacity, the "Buyer Agent"), the aggregate Repurchase Price (as defined in the Repurchase Agreement), originally due on September 30, 2010 under the Repurchase Agreement, became immediately due and payable, and (ii) in connection with the continuing events of default under that certain Credit Agreement, dated as of March 17, 2006 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement"), by and among Anthracite Capital, Inc. (the "Company") as borrower agent, AHR Capital BofA Limited ("AHR") as a borrower, each of the Company's affiliates from time to time party thereto (together with AHR, collectively, the "Borrowers") and BANA as lender (in such capacity, the "Lender," and together with the Buyers and the Buyer Agent, collectively, the "BOA Creditors"), the Company's borrowings under the Credit Agreement, originally due on September 30, 2010, were accelerated and became immediately due and payable.  The continuing events of default under each of the Repurchase Agreement and Credit Agreement resulted from, without limitation, cross defaults previously disclosed in the Company's Current Report on Form 8-K filed with the Securities Exchange Commission ("SEC") on December 1, 2009.  The Seller's obligations under the Repurchase Agreement were guaranteed by the Company under the Second Amended and Restated Parent Guaranty, dated as of May 15, 2009.  On February 24, 2010, approximately $115 million of borrowings and restructuring fees were outstanding under the Repurchase Agreement and approximately $31 million of borrowings and restructuring fees were outstanding under the Credit Agreement.

Pursuant to the terms of the Repurchase Agreement and the Credit Agreement and a consent entered into on February 24, 2010 among the BOA Creditors, the Seller, the Borrowers, the Company and its affiliates, (i) the Seller and its relevant affiliates agreed to irrevocably assign to the Buyers all of their respective right, title and interest in and to the Purchased Assets (as defined in the Repurchase Agreement) in partial satisfaction of all amounts owing to the Buyers under the Repurchase Agreement (the "Purchased Assets Assignment"), (ii) the Borrowers and their relevant affiliates agreed to irrevocably assign to the Lender all of their respective right, title and interest in and to the Eligible Assets (as defined in the Credit Agreement) in partial satisfaction of all amounts owing to the Lender under the Credit Agreement (the "Eligible Assets Assignment"), and (iii) the BOA Creditors retained all its security interests under the Repurchase Agreement and the Credit Agreement except for the BOA Second Priority Liens (as defined below).  The Purchased Assets and the Eligible Assets consist of commercial real estate assets financed under the Repurchase Agreement and the Credit Agreement. As previously disclosed in the Company's reports filed with the SEC, the Company primarily invests in high yield commercial real estate debt and equity and historically financed its purchases of commercial real estate assets through several funding sources, including its secured facilities with Bank of America under the Repurchase Agreement and the Credit Agreement.  After giving effect to the Purchased Assets Assignment and the Eligible Assets Assignment, (i) the BOA Creditors have assumed full ownership and control of the Purchased Assets and the Eligible Assets, (ii) any remaining legal or equitable interest or any voting or servicing rights of the Seller or its affiliates with respect to the Purchased Assets, along with any remaining right of the Seller to repurchase the Purchased Assets, have been terminated, (iii) any remaining legal or equitable interest or any voting or servicing rights of the Borrowers or their affiliates with respect to the Eligible Assets have been terminated, and (iv) approximately $78 million and $23 million (collectively, the "Deficiency") currently remain outstanding under the Repurchase Agreement and the Credit Agreement, respectively.

The BOA Creditors separately released any second priority liens it held on the Company's and the Company's affiliates' assets (the "BOA Second Priority Liens") and Morgan Stanley Mortgage Servicing Limited and Morgan Stanley Principal Funding, Inc. released any second priority liens they held on the Purchased Assets and the Eligible Assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea
Name:	Richard M. Shea
Title:	President and Chief Operating Officer

Dated: February 26, 2010